EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novellus Systems, Inc. Amended and Restated 1992 Employee Stock Purchase Plan and the Novellus Systems, Inc. Amended and Restated 2001 Stock Incentive Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Novellus Systems, Inc. filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Jose, California
February 27, 2008